EXHIBIT 99.2

California Gold Corp.: AuroTellurio Project - Second Update

LA CANADA, Calif., March 20, 2012 /PRNewswire/ -- California Gold Corp.  (OTC BB: CLGL) ("California Gold" or, the "Company") recently announced that it is planning to start a drilling program at its AuroTellurio Project located near the town of Moctezuma in Sonora, Mexico.  Diamond drilling operations, involving a total of 3,000 meters of core drilling aimed to test three specific targets, are scheduled to commence in April 2012.

The AuroTellurio project sits in a rugged mountainous area with fairly good accessibility where California Gold controls two mining concessions with a total area of 76 square kilometers (18,831 acres).  California Gold's La Viuda mining concession is 1.2 kilometers (0.7 mile) south of the La Bambolla mine, owned by Minera TelOro S.A. de C.V., reportedly a local subsidiary of First Solar, Inc., a major North American solar panel manufacturer. The La Bambolla mine is well-known for its historical deposits of gold-tellurium-rich ores.  A much larger mining concession, La Viuda 1, surrounds the La Bambolla mine as well as the La Viuda concession.  Tellurium is utilized in the manufacturing of highly efficient panels used in the solar power industry.  First Solar, through its Mexican subsidiary Minera TelOro, is reportedly making preparations to re-start mining at its La Bambolla mine.

Geologic work in the AuroTellurio project, supplemented by two geophysical surveys, has delineated three drilling targets within California Gold's mining concessions.  In order of importance, they are: 1) Target 1, where tellurium-gold mineralization with similar characteristics as those present in the La Bambolla deposit is expected to be intercepted; 2) the La Viuda Target, where the Company's objective is to find precious metal and tellurium mineralization in highly siliceous veins with abundant manganese oxides; and 3) a deep-seated mineralized target associated with an igneous intrusive detected by two separate geophysical surveys at estimated depths in the range of 400 meters.

California Gold's principal target, Target 1, consists of gold-tellurium mineralization emplaced along the southeasterly extension of the mineralized vein system that exists at the La Bambolla mine.  Target 1 is about 2 kilometers (1.8 miles) south east of the La Bambolla mine. Both the La Bambolla mine and Target 1 are located along one of several, sub-parallel regional structures that were delineated by airmagnetics-radiometric geophysical surveys within the AuroTellurio project area.  This particular structure, which is known as the La Bambolla Linear, was first recognized through geologic field observations and was later confirmed by geophysical surveys.  Geological features and sampling results of the exposures observed on the surface of the Target 1 area show strong fracturing, quartz veining and detectable tellurium. Two initial 400-meter core holes are programmed for this target; however, if the results warrant it, the emphasis of the drilling program will shift to pursue the extension and continuity of mineralization along the La Bambolla Linear to the northwest.

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Two additional drill holes programmed for the La Viuda target area will test for precious metal mineralization, principally silver, and the possibility of gold-tellurium mineralization at depth.  The presence of old workings, including an inclined shaft about 12 meters deep, shows that the area has been explored, and possible mined as a low-scale operation in the past. However, we found no evidence that the area was previously drilled.

Located at estimated depths in the 400-meter range, CalGold's third target is projected to be a large-tonnage, porphyry-type deposit associated with a potential intrusive at depth.  This target, which we have named " Las Milpas," is visualized to be a large mineral deposit associated with this deep-seated igneous intrusion. A geological exploration model was initially created to develop the presence of a blind intrusive in the project area.  This intrusive was subsequently corroborated by separate gravity and helicopter-borne magnetics and radiometrics geophysical surveys carried out on the AuroTellurio project in 2011 by two different independent contractors.  The gravity data delineated a potential intrusive at depth located within an area of approximately 800 x 1,400 meters (2,600 x 4,600 feet) in size.  A second confirmation was provided by the results of a subsequent helicopter-borne magnetics-radiometrics survey.  Both geophysical surveys outlined their respective anomalous responses on the same location and with strong correlation.  In addition, the radiometrics survey outlined anomalous potassium suggesting the presence of unmapped hydrothermal alteration on the surface.  The depth to the top of the intrusive is projected to be 400 meters (1,300 feet).  Two 700-meter (2,300 feet) drill holes, separated by a distance of about one kilometer (0.6 miles), have been programmed to test this deep target.

It is important to note that the results of the geophysical surveys have outlined other significant areas for further detailed mapping and sampling within the Company's AuroTellurio property.  Pertinent field work will be carried out in conjunction with our planned drilling operations.

For more information on the Company and its projects, go to the California Gold website:  www.californiagoldcorp.com.

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Forward-Looking Statements Certain statements in this news release are forward-looking. All statements other than statements of historical facts included in this news release including, without limitation, statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "potential," "target," "goal," "plans," "objective," "should" or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct.  Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements.  There are a number of risks, uncertainties and other important factors that could cause the Company's actual results to differ materially from the forward-looking statements including, but not limited to, the Company's ability to successfully start and complete its exploration drilling program at its AuroTellurio Project in Mexico, to establish technical and managerial infrastructure, to raise the required capital to take advantage of and successfully complete its AuroTellurio Project, future economic conditions, political stability and business conditions in Mexico and fluctuations in rare and precious metal prices.  For further information about the risks faced by the Company and it AuroTellurio Project, see the "Risk Factors" section in the Company's Form S-1 filed with the Securities and Exchange Commission on February 10, 2012.  The Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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